Exhibit 10.2
RESTRICTED STOCK UNIT AGREEMENT WITH NON-EMPLOYEE DIRECTOR
(Unum Group 2022 Stock Incentive Plan)
THIS AGREEMENT (this “Agreement”), dated as of [Grant Date], is entered into by and between Unum Group, a Delaware corporation (the “Company”), and [Participant Name] (the “Director”).
W I T N E S S E T H
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:
1.Grant, Vesting and Forfeiture of Restricted Stock Units.
(a)Grant. Subject to the provisions of this Agreement and to the provisions of the Unum Group 2022 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Director, as of [Grant Date] (the “Grant Date”), [Number Granted] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.10 per Share. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(b)Vesting During the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest in full and no longer be subject to any restriction on the first anniversary of the Grant Date (the period during which restrictions apply, the “Restriction Period”).
(c)Termination of Service.
(i)Upon the Director’s Termination of Service (as defined below) for any reason (other than as specified in Section 1(c)(ii) below) during the Restriction Period, all Restricted Stock Units shall be forfeited.
(ii)Upon the Director’s Termination of Service during the Restriction Period due to the Director’s death, Disability or Retirement (as defined below), the restrictions applicable to the Restricted Stock Units shall lapse, and such Restricted Stock Units shall become free of all restrictions and become fully vested.
(iii)For purposes of this Agreement and notwithstanding section 1(gg) of the Plan, “Retirement” shall mean the Director’s Termination of Service after the Director has completed at least four years of continuous service as a member of the Board, but only if such Termination of Service is approved as a “Retirement” by the Committee.
(iv)For purposes of this Agreement, “Termination of Service” means the termination of the Director’s service as a member of the Board (including service on the board of directors of any successor of the Company). Nothing in this Agreement or the Plan shall confer upon the Director any right to continue service as a member of the Board or the board of directors of any successor of the Company or interfere in any way with the right of the stockholders of the Company or any such successor to remove the Director from service at any time.
2.Settlement of Units.
As soon as practicable after the date on which the Restriction Period expires, and in no event later than 30 days after such date, the Company shall deliver to the Director or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend making reference to this Agreement for each Share subject to the Restricted Stock Unit; provided, however, that delivery of the Shares may be deferred in accordance with Section 409A of the Code to a later time pursuant to any deferral election made by the Director with respect to the Restricted Stock Units. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of Restricted Stock Units that have vested until the Company shall have received from the Director a duly executed Form W-9 or W-8, as applicable.
3.Nontransferability of the Restricted Stock Units.
During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and Shares covered by the Restricted Stock Units shall not be transferable by the Director by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution. Any purported or attempted transfer of such Restricted Stock Units or Shares in contravention of this Section 3 shall be null and void.
4.Rights as a Stockholder.
The Director shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights); provided that with respect to any dividends paid on Shares underlying the Restricted Stock Units while the Restricted Stock Units remain outstanding, such dividends will be notionally accounted for and shall vest and be settled in cash at such time as the underlying Restricted Stock Units vest and are settled.

5.Adjustment; Change in Control.
In the event of certain transactions during the Restriction Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3(c) of the Plan or any applicable successor provision under the Plan. Notwithstanding anything in Section 1 to the contrary: (a) upon the occurrence of a Change in Control, unless a Replacement Award is granted in respect of the Restricted Stock Units (in which case this clause (a) shall not apply), the restrictions applicable to the Restricted Stock Units shall lapse and such Restricted Stock Units shall become free of all restrictions and fully vested as of such Change in Control and shall be settled as soon as practicable following the date of such Change in Control (but not later than 30 days thereafter, unless pursuant to any deferral election made by the Director with respect to the Restricted Stock Units); and (b) if a Replacement Award is granted in respect of the Restricted Stock Units in connection with such Change in Control, upon a Termination of Service of the Director occurring upon or during the two years immediately following the date of such Change in Control, the restrictions applicable to such Replacement Award, to the extent not vested as of such Termination of Service, shall lapse, and such Replacement Award shall become free of all restrictions and fully vested and shall be settled as soon as practicable following the date of Termination of Service (but not later than 30 days thereafter, unless pursuant to any deferral election made by the Director with respect to the Restricted Stock Units); provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, not be so settled unless the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code (it being understood that nothing in this Section 5 shall preclude the Company from settling upon a Change in Control any Restricted Stock Units that are not replaced by a Replacement Award, to the extent effectuated in accordance with Treasury Reg. § 1.409A-3(j)(4)(ix)).
6.Payment of Transfer Taxes, Fees and Other Expenses.
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by the Director in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
7.Other Restrictions.
(a)The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares related thereto upon any securities exchange or under any applicable law is required, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(b)If the Director is an insider as described under the Company’s Insider Trading Policy (as in effect from time to time and any successor policies), the Director shall be required to obtain pre-clearance from the General Counsel or Securities Counsel of the Company prior to purchasing or selling any of the Company’s securities, including any Shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such securities other than during an open trading window. The Director further acknowledges that, in its discretion, the Company may prohibit the Director from selling such securities even during an open trading window if the Company has concerns over the potential for insider trading.
8.Taxes.
As a non-employee director of the Company, the Director will be responsible for, and will duly and timely comply with all applicable laws and regulations relating to the collection, payment, reporting and remittance of any and all applicable taxes, charges or fees resulting from the receipt of amounts described in this Agreement. Neither the Company nor any of its Affiliates shall be liable for any such taxes, charges or fees resulting from the receipt of amounts described in this Agreement.
9.Notices.
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Director:
At the most recent address
on file at the Company
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: Executive Compensation, Human Resources
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Director consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10.Effect of Agreement.
This Agreement is personal to the Director and, without the prior written consent of the Company, shall not be assignable by the Director otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Director’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
11.Laws Applicable to Construction; Consent to Jurisdiction.
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.
12.Severability.
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
13.Conflicts and Interpretation.
Except with regard to the definition of “Retirement” set forth in Section 1(c)(iii) hereof, in the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Director hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Director and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties or either of them, with respect to the subject matter hereof.
14.Amendment.
The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Director without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
15.Section 409A.
It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code, or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of or failure to deliver Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Director’s Termination of Service shall not be delivered until the date that the Director incurs a “separation from service” within the meaning of Section 409A of the Code. If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, notwithstanding Section 14 above, effective as of the Grant Date or any later date, without the consent of the Director.
16.Headings.
The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
17.Counterparts.
This Agreement may be executed in counterparts, which together shall constitute one and the same original.
18.Disclosures.
Nothing in this Agreement shall be construed to restrict the Director’s ability to make a confidential disclosure of any trade secret or other confidential information, without notice to or approval by the Company, to a government official or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law and the Director shall not be held liable under this Agreement or under any federal or state trade secret law for any such disclosure.
19.Foreign Jurisdictions.
This Agreement shall be construed, interpreted and applied in such a manner as shall be necessary to comply with any legal or regulatory requirements of any non-United States jurisdiction to which the Director is or becomes subject. The

Company hereby delegates to each of the officers of the Company the authority for the interpretation of such matters, whose interpretations shall be final, binding and conclusive on the Director and all individuals claiming any rights or benefits hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Director has hereunto set the Director’s hand.

Date: [Acceptance Date]	EMPLOYEE: [Director Name]

[Director Signature]

UNUM GROUP

By:
[Authorized Signature]
[Name]
[Title]